Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
BioMed Realty Trust, Inc.
and
The Board of Directors of the General Partner
BioMed Realty, L.P.:
We consent to the incorporation by reference in Registration Statement Nos. 333-117977 and 333-161760 on Form S-8 and in Registration Statement Nos. 333-155667, 333-161751, 333-161753, 333-161759, and 333-168030 on Form S-3 of BioMed Realty Trust, Inc. of (i) our report dated February 8, 2011, with respect to the consolidated balance sheets of BioMed Realty Trust, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, equity, comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2010 and the accompanying financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2010, and (ii) our report dated February 8, 2011, with respect to the consolidated balance sheets of BioMed Realty, L.P. as of December 31, 2010 and 2009, and the related consolidated statements of income, capital, comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2010 and the accompanying financial statement schedule III, which reports appear in the December 31, 2010 annual report on Form 10-K of BioMed Realty Trust, Inc. and BioMed Realty, L.P.
KPMG LLP
San Diego, California
February 8, 2011